UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 5, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32878	75-2896356
(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed in a Current Report on Form 8-K filed on June 1, 2012 (“June 1, 2012 Form 8-K”), on May 31, 2012, the U.S. broker-dealer subsidiary of Penson Worldwide Inc. (the “Company” or “we”), Penson Financial Services, Inc. (“PFSI”), entered into certain definitive agreements with Apex Clearing Holdings LLC (“Apex Holdings”) and its affiliates, through which Apex Holdings was to be formed as the parent company of Apex Clearing Corporation (“Apex Clearing”). Pursuant to these agreements, on June 5, 2012, PFSI completed the transfer to Apex Clearing of certain assets and liabilities relating to its securities clearing business and contributed certain net assets valued at a total of $90.0 million towards the regulatory capital of Apex Clearing in exchange for an approximately 94% equity interest in Apex Holdings. Apex Clearing Solutions LLC (“ACS”), a wholly-owned subsidiary of PEAK6 Investments, L.P., is the managing member of Apex Holdings and is in control of its business operations. For a more detailed description of such agreements and the transactions completed pursuant thereto (collectively, the “Transactions”), see the June 1, 2012 Form 8-K, which is incorporated herein by reference.

In connection with the Transactions and as conditions to closing, on June 5, 2012:

•    PFSI and Nexa Technologies, Inc., a wholly-owned subsidiary of the Company, entered into a Transition Services Agreement with Apex Holdings and Apex Clearing (the “TSA”), pursuant to which certain employees of the Company will provide services to Apex Clearing for a temporary period under a shared services arrangement, including Bryce Engel, who will serve in a supervisory role for Apex Clearing while continuing to serve as President and Chief Operating Officer of the Company and President of PFSI;

•    PFSI entered into a Credit Agreement (the “PFSI Credit Agreement”) with Apex Clearing whereby PFSI has agreed to provide a $12.0 million line of credit to Apex Clearing for up to twelve months, and ACS entered into a Credit Agreement with Apex Clearing whereby ACS has agreed to provide a $10.00 million line of credit to Apex Clearing for up to twelve months; and

•    the Company entered into a Termination and Mutual Release Agreement with Broadridge Financial Solutions, Inc. (“Broadridge”) (the “Release Agreement”), pursuant to which (i) Broadridge and the Company terminated certain schedules under the Master Services Agreement between them relating to a termination of services with respect to the U.S. clearing business; (ii) Broadridge and its affiliates released the Company and its affiliates from all claims related to the schedules in the Master Services Agreement among them, other than the retention of claims of up to $20 million against Penson Financial Services Canada, Inc. (“PFSC”), subject to any defenses of PFSC against such potential claims; and (iii) the Company’s promissory note to Broadridge in the original amount of approximately $20.5 million was terminated and discharged without payment.

The material terms of the TSA, the PFSI Credit Agreement and the Release Agreement are described in the June 1, 2012 Form 8-K, which is incorporated herein by reference and qualified in their entirety by the text of such agreements which are filed as exhibits to this Current Report on Form 8-K.

Furthermore, In connection with the Transactions, the Company has or will terminate certain agreements with third parties associated with providing correspondent clearing. The Transactions satisfy the Company’s obligations resulting from its agreement with FINRA, its principal U.S. regulator.

Item 2.01	Completion of Acquisition or Disposition of Assets

The disclosures set forth in Item 1.01 above are incorporated herein by reference. On June 5, 2012, the Company announced that the Transactions were closed.

On June 5, 2012, the Company announced the closing of the Transactions in a press release, a copy of which is filed as Exhibit 99.1 to this Form 8-K and incorporated into this Item 2.01 by reference.

Item 5.02. Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

Resignation of CFO

On June 5, 2012, the Company announced that in connection with the closing of the Transactions, Mr. Michael Chochon resigned from his position as Chief Financial Officer of the Company, effectively immediately. Mr. Chochon joined Apex Clearing’s initial management team as Chief Financial Officer and Financial and Operations Principal. Also effective on June 5, 2012, the Board of Directors of the Company appointed Mr. Bart McCain, formerly Global Treasurer of the Company, to serve as Interim CFO of the Company.

Mr. Bart McCain, age 58, has served as Executive Vice President and Chief Administrative Officer of PFSI since 2006 and as Global Treasurer of the Company since 2011. As Global Treasurer of the Company, he was responsible for funding, liquidity and banking operations primarily related to PFSI. Since March 2008, Mr. McCain was the Financial and Operational Principal (“FINOP”) of PFSI and worked closely with its Accounting/Finance groups. He also served as a Director on PFSI’s board of Directors since December 2010. Prior to joining the Company in August 2006, he served as Controller and FINOP for Automated Trading Desk, LLC (“ATD”), a technology company specialized in automated securities trading, where he was responsible for accounting, financial reporting, tax reporting, budgeting and cash management activities. Prior to joining ATD, he served as the lead financial officer for the Capital Markets Group at Southwest Securities, Inc. and was subsequently promoted to Manager of Equity Trading. Mr. McCain holds several FINRA licenses and is a Certified Public Accountant in the State of Texas. Mr. McCain also holds a B.B.A. in accounting from Texas A&M University.

Mr. McCain will receive a base salary of $275,000.00. If Mr. McCain’s employment is terminated by the Company without cause, he will be entitled to receive a severance payment in an amount equal to six months of his base salary.

Item 8.01.	Other Events

Liquidity and Capital Resources

Following consummation of the Transactions, the Company will no longer be a clearing broker-dealer, other than in connection with PFSC, and, as a result, the Transactions will result in a significant refocusing of the Company’s business. The Company’s primary business following the Transactions will be as a third party provider of clearing-related operational and technology services, and the Company’s involvement in the clearing broker dealer business will be limited to the Company’s ownership interest in Apex Clearing and, for a limited time period, the conduct of the business of its discontinued operation PFSC and the provision of services under the Company’s transition services agreements in place with Apex Clearing and Knight Execution & Clearing Services LLC (“Knight Clearing”). The Company anticipates that this refocusing of its business will result in the release of significant capital previously held as regulatory capital. The reduction in regulatory capital requirements of the Company’s broker-dealer subsidiaries and new business focus will, therefore, significantly alter the Company’s capital requirements and its liquidity position. The Company also anticipates that it will no longer require the significant working capital credit facilities previously maintained to support its clearing broker dealer operations. (See the pro forma financial information set forth in Exhibit 99.1 to be filed by an amendment to this Form 8-K. )

The consummation of the Transactions will significantly reduce the Company’s capital and liquidity requirements. While prior to the Transactions the Company had significant capital requirements in order to support the settlement of trades of its customers, its margin lending business and other broker-dealer requirements associated with its clearing customers, following the Transactions the Company will no longer be subject to such specific capital or liquidity requirements. Consequently, the Company’s operating liquidity requirements following the Transaction are significantly reduced. For example, since PFSI will no longer be a correspondent clearing broker dealer, the Company anticipates PFSI’s net capital requirement will be reduced to a minimum of $250,000 immediately following the closing of the Transactions as compared to PFSI’s previous 5% early warning regulatory capital requirement of approximately $50 million. The consummation of the Transactions has therefore improved the Company’s liquidity position, while still retaining a significant involvement in the clearing business through the Company’s ownership interest in Apex Holdings.

Consummation of the Transactions will also allow the Company to reduce debt. The Company expects that it will no longer need significant short term bank facilities or stock loan facilities at its broker dealer subsidiaries. Additionally, in connection with the Transactions, Broadridge agreed to terminate its subordinated unsecured note due June 25, 2015 in an original principal amount of approximately $20.5 million (the “Ridge Seller Note”). While there were no current interest payments due on the Ridge Seller Note, the elimination of this Note will reduce the Company’s interest expense and will eliminate a debt repayment obligation that would otherwise have been due on June 15, 2015.

Following the Transactions, the Company’s principal sources of liquidity are cash on hand, principally from capital that will no longer be subject to regulatory restrictions, cash generated from continuing operations and distributions and other cash proceeds from our equity interest in Apex Clearing. The Company’s principal capital and liquidity requirements will continue to be the principal and interest payment obligations on the Company’s long term debt, the Company’s lease obligations, compensation expense and, on an interim basis, costs associated with servicing the customer contacts transferred to Apex Clearing in the Transactions. While we currently anticipate such servicing costs will be substantially covered by payments from Apex Clearing, there may be timing differences between the incurring of expenses and reimbursement and such timing differences could impact our liquidity. Furthermore, there can be no assurance that Apex Holdings will make sufficient distributions to us to meet our liquidity needs, or at all.

The Company’s ability to incur additional borrowing is limited by the Company’s existing debt facilities Further, the ability of the Company to access cash generated by its operating subsidiaries, to meet operating expenses and debt obligations at a parent company level, will continue to be subject to restrictions imposed the various regulators of those operating subsidiaries. While no longer operating a U.S. correspondent clearing broker business or futures business, PFSI will continue to be regulated as a broker dealer. There is no guarantee that the cash flows generated from the Company’s continuing operations and its ownership interest in Apex Holdings will be sufficient over the long term to service its senior debt obligations. The Company incurs a material amount of interest on its outstanding debt obligations, particularly its Senior Convertible Notes and Senior Secured Second Lien Notes (described below). In 2011, the Company paid $4.8 million in interest under its Senior Convertible Notes and $25.0 million in interest under its Senior Second Lien Secured Notes (the holders thereof being referred to collectively as the “Debt Holders”). The Company also made an interest payment of $12.5 million on May 15, 2012 on the Senior Secured Second Lien Secured Notes and used the proceeds from the recently announced sale of PFSI’s futures division to pay the interest in the amount of $2.4 million on the Senior Convertible Notes on June 1, 2012. The Company is current on all interest payment obligations under these debts. Interest payments will continue semi-annually on the Senior Secured Second Lien Notes through 2017, when the principal amount of $200.0 million is due and interest payment will continue semi-annually on the Senior Convertible Notes through 2014, when the principal amount of $60.0 million is due. As noted above, due to the termination of the Ridge Seller Note and decreased need for funds under other debt facilities, the Company does not anticipate incurring other significant principal or interest obligations in the near-term. The Company intends to continue discussions with the Debt Holders regarding a possible renegotiation of the previously announced Restructuring (see the discussion of the Notes Restructuring below). If the Company is unable to pay its ongoing interest and principal repayment obligations on these debts as they come due and does not reach agreement on a restructuring of these debt obligations, then an event of default could arise with respect to the Senior Secured Second Lien Notes and Senior Convertible Notes. Such an event of default might then also trigger cross defaults to other agreements, such as the Company’s equipment lease agreements. If the Company is able to successfully complete an exchange offer for, or alternative restructuring of, its Senior Secured Second Lien Secured Notes and Senior Convertible Notes, then the Company anticipates that such an exchange or alternative restructuring would significantly reduce its cash interest expense in the near term and potentially extend the maturity date for Senior Convertible Notes, which are currently due in 2014. If the Company is unable to complete an exchange offer or alternative restructuring or reorganization involving its technology and other businesses, while it would expect to have sufficient funds to meet debt service obligations at least through the balance of the year, the Company would need to consider whether this represents the best use of resources or whether it should pursue alternative options, including potentially a winding down or liquidation of the Company’s operations, or even a restructuring pursuant to Chapter 11 of the U.S. Bankruptcy Code.

The Company does not believe that the Transactions constitute a change of control for the purposes of our senior debt facilities. However, the original terms of the Restructuring, and possibly any alternative restructuring, could result in significant voting rights being exercised by the Debt Holders. Any such transfer of such voting rights would constitute a change of control for a number of the Company’s agreements, including its master equipment lease facility.

Once the Company has successfully completed its transition services for Apex Clearing and Knight Clearing, and disposed of PSFC, the Company may be in a position to terminate the broker dealer status and futures commission merchant status of its subsidiaries. This would eliminate certain of the net capital requirements and dividend restrictions imposed upon those subsidiaries.

Outstanding Indebtedness

On June 3, 2009, the Company issued $60 million aggregate principal amount of Senior Convertible Notes. The net proceeds from the sale of the Senior Convertible Notes were approximately $56.2 million after initial purchaser discounts and other expenses. On May 6, 2010, the Company issued $200 million aggregate principal amount of Senior Second Lien Notes. The net proceeds from the sale of the Senior Second Lien Notes were approximately $193.3 million after initial purchaser discounts and other expenses. The Company used a part of the net proceeds of the sale to pay down approximately $110 million outstanding on its then current senior revolving credit facility, entered into a $70 million subordinated loan arrangement with PFSI, to provide working capital to support the correspondents acquired from Ridge and for other general corporate purposes. The Company’s obligations under Senior Secured Second Lien Notes are supported by a guaranty from SAI Holdings, Inc. (“SAI”) and Penson Holdings, Inc. (“PHI”) and a pledge by the Company, SAI and PHI of equity interests of certain of the Company’s subsidiaries. As is common with facilities of this type, the negative covenants in the Company’s various credit facilities limit its ability to incur additional debt outside of the ordinary course of business and its ability to incur additional working capital debt facilities is, therefore, significantly restricted.

In addition, the Company expects to continue to pay a significant amount of interest for the next several years under its equipment leases. The Company’s significant debt obligations may restrict its ability to effectively utilize the capital available to it, and may materially adversely affect its business or operations.

As a holding company, the Company accesses the earnings of its operating subsidiaries from time to time through the receipt of dividends from these subsidiaries. Historically the Company’s broker-dealer subsidiaries have been subject to minimum and early warning net capital requirements established in each jurisdiction. Additionally, as with other regulated entities in the Company’s industry, the making of distributions from the Company’s regulated operating subsidiaries have at times been subject to prior approval by the applicable regulators. The Company’s regulators have considerable discretion when deciding whether to permit a distribution, although the Company anticipates that they look at factors such as liquidity, excess regulatory capital, profitability, changes in the business mix and expected growth in aggregate debits. As noted above, following the Transactions and the completion of its transition services, the Company expects to be relieved of these obligations to a great degree.

Notes Restructuring

As previously announced, the Company and certain of its subsidiaries entered into a Restructuring Support Agreement, dated March 13, 2012 (the “Restructuring Support Agreement”) with (i) the holders of a majority of our 12.5% senior second lien secured notes due 2017 (the “Senior Secured Second Lien Notes”), (ii) the holders of over 70% of our unsecured 8% senior convertible notes due 2014 (the “Senior Convertible Notes”), and (iii) Broadridge. As noted above, in connection with the completion of the Transactions, the Ridge Seller Note was terminated and the Company no longer has any obligations under this note. Under the terms of the Restructuring Support Agreement, the Debt Holders agreed to support an exchange offer pursuant to which the Company would have exchanged an aggregate of $260 million face value of outstanding indebtedness held by the Debt Holders as of the date of the Restructuring for new debt and equity securities. Pursuant to the Restructuring Support Agreement the Debt Holders agreed to support a proposed exchange of their notes for new debt and equity securities, subject certain terms, conditions and termination events (the “Restructuring”). Since then, the Company has discussed the detailed terms of the proposed exchange with the Debt Holders. The parties discussed several potential significant revisions to the proposed terms of the Restructuring. The restructuring of the Company’s senior debt pursuant to the Restructuring, however, remains incomplete and the Company and Debt Holders have been unable to reach a satisfactory agreement to date on the terms for concluding the Restructuring. By its terms, the Restructuring Support Agreement has now been terminated. However, the Company intends to commence negotiations with the Debt Holders to seek to renegotiate the exchange offer in light of its new business focus and financial position.

There can be no guarantee that the Company and the Debt Holders will reach agreement on terms of a revised restructuring. While the Company continues to believe that such a restructuring is in the best interests of its various stakeholders, in the absence of a satisfactory restructuring or reorganization involving its technology and other business the Company may need to consider alternative options, including potentially a winding down or liquidation of the Company’s operations, or even a restructuring pursuant to Chapter 11 of the U.S. Bankruptcy Code.

Item 9.01	Financial Statements and Exhibits.

(b) The Company intends to furnish the pro forma financial information that would be required pursuant to this Item 9.01 with respect to the Transactions in an amendment to this Current Report on Form 8-K.

(d) Exhibits

Exhibit Number	Description
10.1	Assignment and Assumption Agreement between PFSI, Apex Holdings and Apex Clearing Solutions, LLC, dated May 31, 2012.

10.2	Limited Liability Company Agreement of Apex Holdings.

10.3	Transition Services Agreement between PFSI, Nexa, Apex Holdings and Ridge Clearing & Outsourcing Solutions, Inc. dated June 5, 2012.

10.4	Indemnity and Support Agreement between the Company, Nexa and Apex Holdings, dated May 31, 2012.

10.5	Termination and Mutual Release Agreement between the Company and Broadridge, dated June 5, 2012.

10.6	Credit Agreement between PFSI and Apex Clearing, dated June 5, 2012.

99.1	Press release dated June 5, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: June 6, 2012	By:	/s/ Philip A. Pendergraft
Philip A. Pendergraft
Chief Executive Officer